6 December 2019

Barclays
European Loans Agency
1 Churchill Place
London
E14 5HP

For the attention of Sarah Oldfield, European Loans Agency

Vodafone Group Plc - €3.86bn (as increased to €4.01bn) 5+1+1 Revolving Credit Facility dated on 11 January 2018 ("RCF")

Included within the RCF referenced above is an Extension Option, Section 6. Whereby, Vodafone may give notice to the Facility Agent not more than 60 days and not less than 30 days before the second anniversary that it wishes to request that the Final Maturity Date be extended for a further period of one year i.e. extend the current Maturity Date of 11 January 2024 to 11 January 2025.

Please accept this letter as confirmation that Vodafone wishes to apply for such a one year extension in accordance with Section 6 of the RCF. In your role as Facility Agent please can you communicate this request to all Lenders and collate the Lender responses by Friday 13 December 2019.

If you have any questions or require clarification, please do not hesitate to contact Jamie Stead, Vodafone Group Treasury Director.

Yours faithfully,

M. Della Valle

Margherita Della Valle

Group Chief Financial Officer

JStead

Jamie Stead

Group Treasury Director

Vodafone Group Plc
1 Kingdom Street, Paddington Central
London, W2 6BY, United Kingdom

T +44 (0) 1635 33251
F +44 (0) 1635 238 080
vodafone.com

Registered office: Vodafone House, The Connection, Newbury, Berkshire, RG14 2FN, United Kingdom. Registered in England No. 01833679

C2 General